Exhibit 99.1

Capstone Turbine Reports Fourth Quarter and Full-Year Fiscal 2019

Financial Results

Fourth Quarter Product Revenue Growth of 11%  and New Gross Product Orders of $18.0 Million – a 17% Year-Over-Year Increase

Financial Results Webcast to be Held June 11, 2019, at 1:45 PM PT, 4:45 PM ET

VAN NUYS, Calif., June 11, 2019 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems reports financial results for its fourth quarter and full fiscal year ended March 31, 2019.

Financial Highlights of Fiscal 2019 Fourth Quarter:

•	Total revenue of $22.0 million for the fourth quarter
•	Gross margin of $3.4 million, or 15% of revenue for the quarter
•	Book-to-bill ratio of 1.4:1 for the quarter
•	Accessories, parts and service revenue increased 16% to $9.2 million in the fourth quarter, compared to $7.9 million in the third quarter

Fiscal 2019 Fourth Quarter Year-Over-Year Results:

•	Total revenue for the quarter increased 4% year-over-year
•	Quarterly product revenue increased 11% year-over-year
•	New gross product orders were $18.0 million during the fourth quarter, a 17% year-over-year increase
•	Total cash and cash equivalents as of March 31, 2019, were $29.7 million, compared to $16.7 million as of December 31, 2018

Business Update for Fiscal 2019 Fourth Quarter and Full-Year

Fiscal 2019 was a transition year as the company was focused on implementing several new enterprise initiatives to drive growth and improve gross margins. During 2019, Capstone focused principally on enterprise optimization. There were numerous factors involved in this process, but key directives included the Distributor Support System (“DSS”) program, launching a long-term rental fleet, a direct material cost reduction strategy, additional lean manufacturing improvements and an expanded global parts remanufacturing program. Today, Capstone is close to completing these initiatives, and as the company enters fiscal 2020, it is well positioned to leverage the returns from these investments and focus on the final phase of the profitability plan, which is driven by a return to consistent double-digit year-over-year revenue growth.

During the year, the company also made solid progress on its technology roadmap, which included the rollout of the new family of PowerSync controllers for use in Capstone’s Signature Series microturbines. The company also developed and tested a new self-cleanable severe environment air filtration system to support our strategic expansion in the oil and gas industry within the Middle East and Africa. Lastly, Capstone significantly improved and upgraded the Factory Protection

Program (“FPP”) long-term service offering, which has already helped to increase service contract adoption rates.

During the fourth quarter of fiscal 2019, Capstone shipped 11.8 megawatts (“MWs”) across a diverse set of distributors in assorted geographies. The company booked new gross product orders of approximately $18.0 million for a book-to-bill ratio of 1.4:1 in the fourth quarter. This is compared with $15.4 million of new gross product orders booked during the year-ago fourth quarter for a book-to-bill ratio of 1.4:1.

The company experienced several bright spots with improving performance from new distributors in California, Texas, Brazil and the Caribbean despite the overall business environment being somewhat mixed in the fourth quarter. Although there were mixed conditions across various geographies, Capstone grew product revenue by 11% year-over-year as the company was able to capitalize on its push into global markets such as Australia, Brazil, Mexico, Jamaica and the Middle East. The accelerating growth rate was driven by the replacement of underperforming distributors in key markets and the overall continued maturation of the global distribution network.

Capstone saw a meaningful rebound in the aftermarket service, parts and accessory business in the fourth quarter of fiscal 2019, which grew 16% over the previous quarter and is a critical part of Capstone’s profitability strategy. Capstone’s DSS program also posted positive results since the end of the third quarter. Capstone continues to demonstrate the value of this innovative program designed to fund millions of dollars of additional support for distributor business development activities, customer lead generation, brand awareness and precisely tailored marketing services for each major geography and market vertical.

During the fourth quarter and full year, management continued to make progress on its key strategic, long-term objectives as detailed below:

1.	Improve Quarterly Working Capital, Cash Flow and Balance Sheet

Throughout fiscal 2019, the company made meaningful progress toward its liquidity goals and strengthening of its balance sheet. In February 2019, Capstone entered into a $30.0 million three-year term note with Goldman Sachs to replace the existing $15.0 million revolving credit facility with Bridge Bank. This step helped provide the company with greater flexibility in pursuing new business opportunities, including the long-term rental program.

2.	Double-Digit Revenue Growth Through Accelerating Product Sales

Product revenue for the quarter was $12.8 million compared with $10.1 million for the third quarter with a book-to-bill ratio of 1.4:1. The increase in product revenue was primarily due to the fact that no units were deployed into the newly expanded long-term rental program in the fourth quarter. Accessories, parts and service revenue increased 16% to $9.2 million in the fourth quarter, compared to $7.9 million in the third quarter driven by the successful completion of multiple distributor replacements and an increase in C200 parts sales.

Looking at the full year for fiscal 2019, revenue grew 1% and did not meet the double-digit growth target on a full year basis. However, Capstone was close to achieving the goal in product revenue at 9% growth when including units that were sold into the long-term rental program, as the units were not recognized as product revenue. Overall business conditions improved as the year progressed, as demonstrated by 11% year-over-year product revenue growth in the fourth quarter and a positive book-to-bill ratio in both the third and fourth quarters.

3.	Diversify the Company into New Market Verticals and New Geographies

The company’s diversification initiative gained momentum throughout the year as Capstone secured business from 63 distributors in 41 different countries during fiscal 2019. European and Russian markets continued to display headwinds given ongoing geopolitical tensions and a strong U.S. dollar. However, operations in Russia did see a rebound as sales increased 11% during fiscal 2019 over fiscal 2018. In the fourth quarter, two of the top five performing distributors were international partners. Innovative Energy Company in Jamaica and Optimal Group in Australia secured significant new product orders.

Energy Efficiency Vertical – CHP/CCHP - The Company secured an order for a C200S integrated cooling, heat and power (“ICHP”) solution, destined for an award-winning luxury resort in Jamaica. Capstone also secured six orders for its C200S systems to be installed in Mexico for industrial combined heat and power (“CHP”) applications together with two C65 system orders. Additionally, Capstone continued to expand into the emerging cannabis industry and received several orders for separate cannabis cultivating operations in California. The orders included five C65 units with five absorption chillers and three C1000S microturbines.

Natural Resources Vertical – Oil & Gas - Capstone received a third follow-on order for a C600S microturbine that will be used to power an expanding midstream company’s natural gas operations in the Mid-Atlantic area. Capstone also received an order from one of its Italian distributors, Fores Engineering, for a C200S system to be installed on an unmanned offshore production platform in the North Sea. In addition, Capstone received an order for a C800S microturbine from one of its distributors in California. Another follow-up purchase order was received for a C800S microturbine, secured by Horizon Power Systems and an order for a C1000S microturbine by one of Australia’s largest energy companies.

Renewable Energy Vertical - Subsequent to the end of fiscal year 2019, the company announced that it signed a long-term national account agreement with Green Energy Sustainable Solutions, Inc. (“GESS”).  The initial 9.6 MW microturbine order is the largest received by Capstone in over four years and is the largest order in the growing renewable energy market vertical in the company’s history.

Critical Power Supply Vertical - Capstone secured an order from a leading global pharmaceutical manufacturer for its C600S microturbine with integrated heat recovery. Capstone secured an order to upgrade multiple microturbines to a C200S microturbine for Benz Research & Development in Florida.

Microgrid Vertical - Capstone secured an order for a C200S that will be shipped to China as part of a Chinese utility microgrid project.

4.	Increase Service/OpEx Absorption Percentage Driving Toward 100% Absorption

Aftermarket revenue for the fourth quarter of fiscal 2019 was the second largest in company history and gross margin improved sequentially as a direct result of higher product sales as well as the increase in aftermarket sales, which is a key driver in Capstone’s strategy to reach profitability and

100% operating expense absorption. Specifically, during the fourth quarter, Capstone signed multiple FPP service contracts covering a combined total of 30.7 MWs, a record for the company. This included Lone Star Power Solutions signing one of the largest FPP service contracts in Capstone’s history at 12.0 MWs. The transition of oil and gas customers to the FPP is a promising indicator of continued growth moving forward.

The company recently announced it launched an enhanced version of its industry-leading FPP service product, with many new coverage options for end-use customers of Capstone’s microturbine energy systems. Capstone’s FPP is a comprehensive maintenance program designed to give financial peace of mind to microturbine customers by providing product life cycle costs at a fixed rate for both scheduled and unscheduled maintenance for the life of the microturbine system.

Financial Results for Fiscal 2019 Fourth Quarter and Full-Year

Total revenue for the fourth quarter of fiscal 2019 was $22.0 million, compared with $21.1 million in the year-ago fourth quarter. Total revenue for fiscal 2019 increased $0.6 million to $83.4 million, compared with total revenue of $82.8 million in fiscal 2018.

Product revenue for the fourth quarter grew 27%, or $2.7 million, on a sequential basis, to $12.8 million compared with $10.1 million for the third quarter. On a year-over-year basis for the fourth quarter, product revenue increased 11%, or $1.3 million, to $12.8 million compared to $11.5 million in the fourth quarter of fiscal 2018. Total product revenue for fiscal 2019 increased 1%, or $0.6 million, compared with total product revenue of $50.8 million in fiscal 2018.

Accessories, parts and service revenue increased 16% to $9.2 million in the fourth quarter, compared to $7.9 million in the third quarter. For both fiscal 2019 and 2018, accessories, parts and service revenue was $32.0 million and represented 38% of total revenue for fiscal 2019, compared to 39% of total revenue for fiscal 2018.

Gross margin was $3.4 million, or 15% of revenue, compared with $4.8 million, or 23% of revenue, in the year-ago fourth quarter. On a sequential basis, gross margin improved 3%. On a full-year basis, gross margin decreased to $9.5 million in fiscal 2019, compared to $15.0 million for fiscal 2018. The $5.5 million decrease in gross margin was primarily due to higher warranty and FPP expenses associated with the supplier defect identified in the first quarter of fiscal 2019.

Operating expenses in the quarter decreased $0.3 million, to $6.3 million, compared with $6.6 million in the year-ago fourth quarter. On a sequential basis, operating expenses increased $0.8 million, from $5.5 million, due to higher selling and marketing expenses and no bad debt recovery credit in the fourth quarter. Operating expenses for fiscal 2019 were $24.6 million compared with $23.6 million for fiscal 2018.

Adjusted EBITDA loss was $2.2 million, compared to Adjusted EBITDA of $0.1 million in the year ago fourth quarter. Adjusted EBITDA loss for the full fiscal year of 2019 was $11.6 million compared with $5.2 million for fiscal 2018. Adjusted EBITDA loss per share was $0.03 compared to last year’s fourth quarter adjusted EBITDA per share of zero. Adjusted EBITDA loss per share was $0.17 for fiscal 2019 compared to last year’s adjusted EBITDA per share of $0.10.

Cash, cash equivalents and restricted cash were $29.7 million as of March 31, 2019, compared to $16.7 million as of December 31, 2018, and $19.4 million as of March 31, 2018.

Conference Call and Webcast

Capstone will host a live webcast June 11, 2019, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the fourth quarter fiscal 2019 ended March 31, 2019. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and has saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,	March 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$29,727	$14,408
Restricted cash	—	5,000
Accounts receivable, net of allowances of $5,298 at March 31, 2019, and $5,744 at March 31, 2018	16,222	15,968
Inventories, net	20,343	15,633
Prepaid expenses and other current assets	3,818	2,803
Total current assets	70,110	53,812
Property, plant, equipment and rental assets, net	5,291	2,859
Non-current portion of inventories	1,403	1,041
Intangible assets, net	187	411
Other assets	2,972	250
Total assets	$79,963	$58,373
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$16,638	$13,503
Accrued salaries and wages	1,637	1,588
Accrued warranty reserve	2,614	1,682
Deferred revenue	7,167	6,596
Revolving credit facility	—	8,527
Current portion of notes payable and capital lease obligations	31	192
Total current liabilities	28,087	32,088
Deferred revenue - non-current	1,069	—
Term note payable, net	27,099	—
Long-term portion of notes payable and capital lease obligations	212	130
Other long-term liabilities	342	396
Total liabilities	56,809	32,614
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 71,971,586 shares issued and 71,709,203 shares outstanding at March 31, 2019; 57,062,598 shares issued and 56,916,646 shares outstanding at March 31, 2018	72	57
Additional paid-in capital	903,738	889,585
Accumulated deficit	(878,884)	(862,225)
Treasury stock, at cost; 262,383 shares at March 31, 2019, and 145,952 shares at March 31, 2018	(1,772)	(1,658)
Total stockholders’ equity	23,154	25,759
Total liabilities and stockholders' equity	$79,963	$58,373

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended March 31,
	2019	2018
Revenue:
Product, accessories and parts	$66,303	$66,754
Service	17,109	16,083
Total revenue	83,412	82,837
Cost of goods sold:
Product, accessories and parts	60,149	56,590
Service	13,811	11,266
Total cost of goods sold	73,960	67,856
Gross margin	9,452	14,981
Operating expenses:
Research and development	3,600	4,040
Selling, general and administrative	20,958	19,609
Total operating expenses	24,558	23,649
Loss from operations	(15,106)	(8,668)
Other income (expense)	(43)	(2)
Interest income	—	9
Interest expense	(1,502)	(606)
Change in warrant valuation	—	(741)
Loss before provision for income taxes	(16,651)	(10,008)
Provision for income taxes	8	18
Net loss	$(16,659)	$(10,026)

Net loss per common share—basic and diluted	$(0.25)	$(0.20)
Weighted average shares used to calculate basic and diluted net loss per common share	66,994	51,339

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended		Year ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	March 31,		March 31,
	2019	2018	2019	2018
Net loss, as reported	$(3,954)	$(1,942)	$(16,659)	$(10,026)
Interest expense	966	116	1,502	606
Provision for income taxes	3	11	8	18
Depreciation and amortization	304	315	1,261	1,170
EBITDA	$(2,681)	$(1,500)	$(13,888)	$(8,232)

Stock-based compensation	164	177	907	586
Restructuring charges	303	487	1,375	764
Change in warrant valuation	—	—	—	741
Leadership Incentive Program	—	981	—	981
Adjusted EBITDA	$(2,214)	$145	$(11,606)	$(5,160)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, restructuring charges, leadership incentive program, the change in warrant valuation and warrant issuance expenses. Restructuring charges include facility consolidation costs and one-time costs related to the company’s cost reduction initiatives. Leadership incentive program is the incentive payment to the company’s executive leadership team upon successfully achieving positive Adjusted EBITDA for two consecutive quarters. This program was put into place only for fiscal 2018 and as such, it is included in the Adjusted EBITDA items for this one-time program.

EBITDA and Adjusted EBITDA are not measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:

Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com